Exhibit 99.1

Canterbury Park Holding Corporation Announces 2008 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the first quarter ended March 31, 2008.

Canterbury Park Holding Corporation (the “Company”) earned net income of $498,880 on net revenues of $10,200,063 for the three months ended March 31, 2008, compared to net income of $892,377 on net revenues of $11,468,589 for the same period in 2007. Diluted earnings per share for the first quarter of 2008 were $.12 compared to $.21 for the same period last year. Detailed information regarding first quarter 2008 results is presented in the accompanying table.

Net revenues in the first quarter of 2008 declined 11.1% from the comparable period in 2007 due to an 8.7% decrease in pari-mutuel revenues to $2,477,922 and a 13.0% decrease in Card Club revenues to $6,523,056. Pari-mutuel revenues declined primarily as a result of inclement weather during the first quarter of 2008 at racetracks simulcasting their signal to our Racetrack, which caused the cancellation of a significant number of races. The ban on smoking in indoor public places that became effective in Minnesota on October 1, 2007 also contributed to the revenue decline. The Company believes that those simulcast customers who smoke and no longer visit our facilities are wagering on the Internet. The Card Club revenue decline also reflects the negative impact of the October 1, 2007 smoking ban. Compared to the first quarter in 2007, poker revenue and casino games revenue decreased 2.5% and 29.8%, respectively. The Company believes that those Card Club customers who smoke and no longer visit the Card Club are now patronizing tribal casinos where smoking is permitted. To minimize the impact of the revenue decline, management implemented various expense control measures. As a result, operating expenses decreased $627,718 in the first quarter, a 6.3% decrease compared to the same period in 2007, primarily reflecting decreases in purse expense, salaries and benefits, and insurance expense, that were offset partially by an increase in advertising and marketing expenses.

Randy Sampson, Canterbury Park’s President, commented: “Without a doubt, the smoking ban that began on October 1, 2007 has had a significant adverse impact on our business. Unfortunately, this negative effect has been magnified by a difficult economy, which has adversely impacted discretionary spending on entertainment. While below our internal goal for the 2008 first quarter, given the many challenges we currently face, we are encouraged that we were able to achieve net profits of nearly $500,000. We are also optimistic as we look forward to the 2008 live racing season, which began on Saturday, May 3rd with a new single day record in attendance.”

Mr. Sampson continued: “The Company remains committed to increasing shareholder value. To this end, pursuant to our publicly announced stock repurchase plan, the Company has repurchased 75,975 shares of the Company’s common stock from January 1 through May 9, 2008 at a weighted average price of $9.06. The Company expects to continue to repurchase shares from time to time at its discretion and in accordance with the regulations of the Securities and Exchange Commission.”

About Canterbury Park:

Canterbury Park Holding Corporation conducts pari-mutuel wagering operations and hosts “unbanked” card games at its Canterbury Park Racetrack and Card Club facility in Shakopee, Minnesota. The Company’s 67-day 2008 live race meet began on May 3rd and ends September 1, 2008. Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 34 poker tables, and 16 tables offering a variety of casino style card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Operating Revenues (net)	$10,200,063	$11,468,589

Operating Expenses	$9,398,870	$10,017,588

Non-Operating Income, net	$46,787	$72,460

Income before Income Tax Expense	$856,980	$1,523,461

Income Tax Expense	$358,100	$631,084

Net Income	$498,880	$892,377

Basic Net Income Per Common Share	$0.12	$0.22

Diluted Net Income Per Common Share	$0.12	$0.21

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223